SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                   Current

                       Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  January 15, 1998
                                                --------------------



                                Tubby's, Inc.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   New Jersey                       0-12706                    22-2166602
---------------                 ----------------          -------------------
(State or other                 (Commission File          (IRS Employer
jurisdiction of                 Number)                   Identification No.)
incorporation)


        6029 East Fourteen Mile Road, Sterling Heights, Michigan 48312
        --------------------------------------------------------------
                   (Address of principal executive offices)

(Registrant's telephone number, including area code)       810/978-8829
                                                     -------------------------

ITEM 5 - OTHER EVENTS
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         On January 15, 1998, Tubby's, Inc. (the "Company"), by its Board of
Directors, declared a one for 10 reverse stock split effective January 21, 1998, whereby each 10 shares of it's issued and outstanding common stock was changed into one share of unissued and outstanding common stock. As a result, the amount of its outstanding shares has been reduced from 25, 831,131 to 2,583,114.

         In connection with this share combination, the Company amended its Articles of Incorporation to reduce the amount of its authorized shares from 60 million to six million. Therefore, the percentage of authorized shares that remains unissued does not exceed the percentage of authorized shares that was unissued before the share combination. The rights of holders of outstanding shares remain unchanged.

         The primary reason for the reverse stock split is to comply with the recently amended listing criteria for the Nasdaq SmallCap Market which now requires, among other things, a $1.00 minimum bid price in order to qualify for continued listing. The Company believes that it meets all of the other amended listing criteria and will continue to be listed on the Nasdaq SmallCap Market.



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned hereunto duly authorized.


                               TUBBY'S, INC.
                               (Registrant)


                               By: /s/ Mel Erdos
                                       Mel Erdos
                                       Treasurer, Chief Financial Officer


Date: January 21, 1998